UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 19, 2014 (October 21, 2014)

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-34259	30-0513080
(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027

(Address of Principal Executive Offices) (Zip Code)

(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A amends the Current Report on Form 8-K, filed on October 27, 2014 (the “Prior Report”), by Willbros Group, Inc. (the “Company”). In accordance with Instruction 2 to Item 5.02 of Form 8-K, the Prior Report omitted the information called for in Item 5.02(c) with respect to the material terms of John T. McNabb’s compensation as Chief Executive Officer of the Company beginning on October 21, 2014, which was not available at the time. This Amendment No. 1 on Form 8-K/A is filed solely to add the material terms of Mr. McNabb’s compensation as Chief Executive Officer of the Company beginning October 21, 2014. There are no substantive changes to the discussion under the captions “Harl,” “Collins” and “Fournier” from the Prior Report and the discussion under such captions have not been updated for any subsequent events.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

McNabb

On October 21, 2014, the Board of Directors of the Company (the “Board”) elected John T. McNabb, II as Chief Executive Officer of the Company. Mr. McNabb will continue to hold his current position as Chairman of the Board. Mr. McNabb’s background is described in the Company’s proxy statement filed on April 15, 2014 under the caption “Directors Continuing in Office.” Mr. McNabb’s compensation as Chief Executive Officer was approved by the Board, upon the recommendation of the Compensation Committee of the Board, on November 19, 2014.

Mr. McNabb does not have an employment agreement with the Company and he did not receive a sign-on bonus for becoming Chief Executive Officer. He will earn a base salary of $850,000 per year, effective October 21, 2014. Mr. McNabb will be eligible to receive an annual cash incentive award for 2015 under the Company’s Management Incentive Compensation Program (the “MICP”). It is anticipated that his award opportunity, as a percent of his base salary, under the MICP for 2015 will be 50 percent for threshold performance, 100 percent for target and 150 percent for maximum. Mr. McNabb did not receive any long-term incentive award under the Company’s 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”) in conjunction with his election as Chief Executive Officer. He will be eligible to receive a long-term incentive award under the 2010 Stock Plan for 2015.

On May 21, 2014, as a non-employee director at that time, Mr. McNabb received a restricted stock grant of 13,477 shares under the Company’s Amended and Restated 2006 Director Restricted Stock Plan. In conjunction with Mr. McNabb’s election as Chief Executive Officer, he is forfeiting 7,861 of these restricted shares, representing 7/12 of the May 2014 award, because he is no longer eligible to receive compensation as a non-employee director. Mr. McNabb has been designated by the Board as a participant in the Company’s 2010

Management Severance Plan for Executives (the “Management Severance Plan”). Mr. McNabb, however, is waiving any right to receive a severance payment in the event that his employment is terminated other than for cause by the Company prior to a change in control of the Company. For a description of the Management Severance Plan, see the description in the Company’s proxy statement filed on April 15, 2014 under the caption “Potential Payments Upon Termination or Change in Control – Management Severance Plan.”

Harl

In connection with Robert R. Harl’s planned retirement from the Company on January 2, 2015, Mr. Harl resigned as a Director and as Chief Executive Officer of the Company on October 21, 2014. There were no disagreements between Mr. Harl and the Company on any matter relating to the Company’s operations, policies or practices.

Pursuant to his Employment Agreement dated as of September 20, 2010, as amended by Amendment No. 1 thereto dated as of April 16, 2013, and to that certain letter dated August 29, 2014, Mr. Harl was entitled to receive an award (the “Succession Award”), of $1 million payable solely in the form of common stock of the Company (the “Succession Shares”) on December 31, 2014. The Succession Shares were to be subject to transfer restrictions such that one-third of the Succession Shares would have been freely tradable on and after the date of the award, two-thirds would have been freely tradable on or after December 31, 2015 and all of the Succession Shares would be freely tradable on or after December 31, 2016.

On October 21, 2014, Mr. Harl entered into a letter agreement with the Company and its subsidiary, Willbros United States Holdings, Inc. Pursuant to the letter agreement, the Succession Award will be paid to Mr. Harl on October 31, 2014 based on the closing price of Willbros common stock on the New York Stock Exchange on such date. The Compensation Committee of the Board, in its sole discretion, may determine what percent of the award shall be paid in cash and what percent shall be paid in the form of common stock of the Company. The Company has agreed to waive the above-described transfer restrictions to the extent any of the Succession Award is paid in the form of common stock of the Company.

Collins

On October 21, 2014, Earl Collins resigned as President of the Company to pursue other opportunities.

Fournier

On October 21, 2014, the Board promoted Michael J. Fournier to the positions of President and Chief Operating Officer of the Company. Mr. Fournier previously served as Executive Vice President and Chief Operating Officer of the Company. Mr. Fournier’s background and his current compensation is described under Item 5.02 of the Company’s Current Report on Form 8-K dated May 19, 2014, filed on May 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: November 25, 2014	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and Chief Financial Officer

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